UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

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Career Education Corporation
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[The following materials were posted to Career Education Corporation’s website at www.careered.com on or about May 10, 2006.]

FREQUENTLY ASKED QUESTIONS ON
CAREER EDUCATION CORPORATION

In light of the recent high-profile media coverage and our ongoing proxy fight, we want to provide stakeholders with answers to frequently asked questions about the company, its strategic direction, and progress in addressing obstacles to our success.

Q:                    In Jack Larson’s recent letters to stockholders, he mentions that CEC is building momentum as it continues to implement its business plan. How is the company measuring this?

A:                     We are building from the significant momentum we gained in fiscal 2005, when we achieved records in revenues, cash flow and earnings; strengthened our balance sheet; and repurchased approximately $200 million in common stock. As noted in our earnings call for the first quarter of 2006, although revenue growth and earnings for the quarter were disappointing, cash flow remains strong, costs are well controlled, and other key metrics, such as bad debt, continue to improve steadily. We have made real progress over the quarter in dealing with legal and regulatory issues, and we have developed a detailed and, we believe, an effective plan for working through the probationary status of American InterContinental University. During the first quarter of 2006 we reported $52.7 million of net income and ended the quarter with $489 million of cash and investments. In addition, we continue to make progress in strengthening our infrastructure and our compliance processes. Rather than quick fixes, we are focused on real, long-term solutions. Our solid financials, as well as our momentum on the legal and regulatory front, give us every reason to believe that we will continue to grow and produce good financial results. We are committed to educating our students, providing an exceptional workplace for employees, and growing stockholder value over the long term.

Q:                      During the past year, what progress have you made in the area of corporate governance?

A:                     Since May 2005, CEC has either instituted or proposed the following new corporate governance initiatives, considered best practices:

•                  Increased Board size from 7 to 9 directors, with 7 independent

•                  Appointed 3 new independent directors

•                  Terminated shareholder rights plan

•                  Established minimum stock ownership guidelines for senior management

•                  Established minimum stock ownership guidelines for directors

•                  Required mandatory continuing education for all directors

•                  Enacted policy requiring approval for directors to serve on other public company boards

•                  Adopted majority voting bylaw provision

•                  Pending: proposal for phased-in Board declassification

•                  Pending: proposal for stockholders to call a special meeting

Q:                      What is the status of the legal and regulatory issues the company is facing?

A:                       We are pleased to report good progress on the legal and regulatory fronts. Most significantly, the staff of the Midwest Regional Office of the Securities and Exchange Commission notified us that it intends to recommend to the SEC that it terminate its investigation of the company and that no enforcement action be taken against the company. Recommendations by the SEC staff do not constitute final action by the SEC, as the SEC thereafter makes its own determination as to whether to follow the recommendations of the SEC staff.

We also continue to move closer toward successful resolution of securities class action litigation. Recently, the United States District Court for the Northern District of Illinois granted for a second time the company’s motion to dismiss a class action against the company and certain of its current officers, holding that the plaintiffs once again failed to plead a violation of securities laws. The Court gave the plaintiffs one last opportunity to file a third amended complaint, which was filed on May 1, 2006. As we have in the past, we will continue to vigorously defend this lawsuit.

In addition, a trial judge recently ruled that the California Bureau for Private Postsecondary Vocational Education (the Bureau) improperly issued Brooks Institute a Notice of Conditional Approval to Operate, and that the Notice is invalid. The Department of Consumer Affairs, which oversees the Bureau, notified Brooks Institute that it has not adopted Judge Cabos-Owen’s ruling and has requested additional briefing before deciding whether to adopt, reject, or change the administrative law decision.

Q:                    What progress is the company making on improving its compliance programs?

A:                     We continue to make substantial progress in improving our compliance programs. Last year, we focused on building an infrastructure that the senior management team could rely upon for greater compliance accountability. We put Directors of Compliance at every school, reporting to five Vice Presidents of Compliance at the corporate level. The Directors — and their Vice Presidents — are independent and report directly to the Chief Compliance Officer. This standardized structure ensures more efficient oversight and more direct accountability, while enabling the standardization of processes.

In the first part of this year, we began rigorously assessing current processes to ensure that we build in “fail-safe” systems— and then testing when ready and where appropriate. We have also developed our “Compliance Dashboard” and our computerized “Institutional Self-Assessments” which result in a periodic compliance status report for our presidents and our executives, school-by-school. Finally, we formed a Compliance Steering Group to ensure the highest levels of attention to our compliance issues and opportunities. That group— which consists of the CEO, CFO, general counsel, senior vice president of internal audit and chief compliance officer— meets each week and is now the primary decision making body on all compliance matters. We also have hired an experienced project manager to assess our current compliance processes and to make recommendations for further improvement.

In addition, we have virtually revamped our student finance capability. We have added well respected, highly experienced professionals in key leadership positions. We’ve also developed a centralized financial aid processing center divided into three distinct units to ensure separation of duties as required by federal regulations, and we have instituted a rigorous training program for new financial aid managers. We now post student finance policies on the company’s intranet so all student finance staff can access them easily and quickly. Last but not least, we implemented new controls in our student management system to ensure compliant financial aid packaging.

Q:                    Why do you believe that CEC’s independent nominees are more qualified than those that your dissident, Steven Bostic has put forth?

A:                     Career Education’s own independent nominees have proven commitment to students and experience in education, plus strong track records running businesses. Career Education nominee Patrick W. Gross served on the Board of the D.C. Public Charter School Resource Center for five years and on the Board of the Sidwell Friends School for 16 years. He has been a director at eight public companies, including Capital One Financial Corporation, and serves on the Board of the D.C. Preparatory Academy charter school. Mr. Gross has served as Chairman of The Lovell Group, a private business and technology advisory and investment firm, since 2002. Mr. Gross is a founder of, and served as principal executive officer from 1970 to 2002 at, American Management Systems, Inc. (AMS), a computer applications software and systems integration firm. He has also served as chairman of the Board of several companies owned by private equity firms.

Career Education nominee Keith K. Ogata, Chairman of the Audit Committee at Career Education, with nearly three decades of experience in the for-profit education sector, including having served in senior positions with National Education Corporation, is president of 3-K Financial Corporation, a private investment company.

Career Education nominee Steven H. Lesnik served as Chairman of the Illinois Board of Higher Education and was a director of the Illinois Mathematics and Science Academy for nearly a decade. He is Chairman and Chief Executive Officer and a co-founder of KemperSports Inc.

Q:                    What concerns do you have regarding the individuals on Bostic’s slate?

A:                     Steven Bostic: Bostic’s for-profit education industry track record is noteworthy for the near financial ruin of EduTrek International Inc., the for-profit education company that previously owned American InterContinental University (AIU), and the dilution of educational quality and wholesale destruction of that company’s stockholder value while he was its CEO. EduTrek’s financial issues jeopardized the futures of both its students and employees while Bostic continually enriched himself.

During Bostic’s checkered CEO tenure at EduTrek:

•                  EduTrek was crippled by heavy losses and regulatory problems.

•                  EduTrek failed to meet the financial responsibility standards of the U.S. Department of Education as stated in its Annual Report on Form 10-K for the year ended December 31, 1999.

•                  EduTrek’s class A common stock was delisted from the NASDAQ National Market on December 20, 1999, because it did not meet minimum stock price requirements.

•                  From September 1997, when EduTrek began trading as a public company, until the end of September 2000, when Career Education announced that it was acquiring AIU, EduTrek’s stock price declined 90.4%, or 54% a year on an annualized basis.

Bostic’s dissident nominees, his close friends or colleagues, have no relevant experience in the for-profit education industry.

Bostic nominee R. William Ide is an attorney at McKenna Long & Aldrich, the law firm that represented Bostic in his attacks last year on Career Education.

Bostic nominee James E. Copeland, Jr. is the former CEO of Deloitte & Touche LLP, EduTrek’s independent auditors during the period when EduTrek appeared headed for financial ruin.

We cannot help but question the judgment of Ide and Copeland in aligning themselves with the former CEO of EduTrek, who oversaw that company’s financial ruin while it was serviced by Copeland’s accounting firm. In addition, neither Ide nor Copeland are stockholders of our company and they are wholly unfamiliar with our business and the for-profit post-secondary education industry. We have serious doubts about their willingness to act in any capacity beyond supporting Bostic’s personal agenda.

Q.                     Do you believe that Bostic’s interests are aligned with those of other Career Education stockholders?

A.                      Bostic’s tenure at EduTrek was marked by a disturbing pattern of self-dealing actions and a history of self-enrichment through opportunistically timed stock purchases and lucrative compensation practices. These resulted in millions of dollars in stock gains and other payouts for himself and his family members, while other stockholders were left holding the bag. Through a series of amazingly “well-timed” EduTrek stock transactions between 1999 and 2000, Bostic netted approximately $4 million for himself, while diluting the value of the holdings of EduTrek’s other stakeholders.

Q.                     What’s your response to the recommendation by Institutional Shareholder Services to vote for Steve Bostic’s nominees?

A.                      We find the Institutional Shareholder Services’ (ISS’s) recommendations surprising in light of the fact that ISS has given CEC a 92% Corporate Governance Quotient Industry Score. In other words, ranked by ISS’ own scoring system, CEC outperformed 92% of its industry peers for corporate governance. At the same time, CEC has received strong favorable responses from our stockholders for the significant actions we have taken over the past year to strengthen our corporate governance, and we firmly believe that our Board slate is best equipped to further that progress and advance the company’s strategy of delivering high quality student education while rewarding stockholders.

Q:                    What is your position on the company spending stockholders’ money on this proxy battle?

A.                      Obviously, this was not a fight that we chose or that we started. It was thrust upon us—and we have no choice except to make sure that stockholders are armed with the facts about Bostic and his history of destroying stockholder value and enriching himself at the expense of other investors. Our goal is simple:  to get this situation behind us quickly so that we can focus, without distraction, on growth and on enhancing stockholder value. Moreover, it is important to point out that Bostic in his proxy has stated that if he wins, he will be asking for reimbursement from the company of his expenses—which, according to the New York Times, Bostic alleges to be an estimated $2 million.

Q:                    What actions is the company taking to ensure that the Southern Association of Colleges and Schools (“SACS”) probation is lifted from AIU?

A.                      AIU is executing a comprehensive plan to address each and every one of the recommendations made by SACS and is assessing compliance with all of the SACS Principles of Accreditation whether or not implicated by a recommendation. The plan is focused on five broad areas: faculty and education programs; academic leadership; student complaint process; admissions and marketing; and integrity.  The University is addressing these five areas in several ways, including the following: engaging more fully the campus’ academic committees and faculty in the university policy decision-making process; increasing the breadth and knowledge of the central administration team that supports each campus and adding more ombudsman staff to the online campus to address student complaints; aligning the catalog and marketing collateral, both on-campus and online, to reflect a more consistent university theme; and completing a full assessment of the admissions process by a team of outside experts in both quality control processes and industrial psychology to ensure quality, integrity and effectiveness in admissions.

We have completed the first phase of the process—a complete assessment of our admissions process. We are now implementing many of the recommendations and changes to address the issues that both SACS and AIU it have identified.

In addition to increasing the leadership at the University’s Central Administration, we have a dedicated work group in the field that is supporting Dr. George Miller and his team. This work group has successfully resolved prior SACS’ recommendations and sanctions, and is experienced in the assessment and quality improvements needed to resolve these concerns. In addition, we have retained a veteran SACS evaluator as a third-party reviewer and consultant to provide us with additional insight into SACS’ recommendations and to help ensure that we sufficiently resolve those recommendations to SACS’ satisfaction.

Q:                    What is AIU London’s response to the negative outcome of its inspection by the UK’s Quality Assurance Agency?

A.                        The QAA report in no way affects accreditation or the validity and value of degrees awarded by AIU London. AIU-London is committed to ensuring a high quality education experience—and consistent with that mission, the University voluntarily joined the Quality Assurance Agency (QAA) several years ago.

It is important to note that the audit of our institution was the first ever undertaken by the QAA of any American institution of higher education. It is also important to understand that the real focus of the QAA audit was the University’s preparation of students for degrees awarded by the Open University, AIU’s UK accreditor during that time period—not the overall quality of education offered by AIU. Because the QAA has often criticized the Open University accreditation model, AIU-London made the decision to obtain accreditation from another renowned UK university, to which the validation of its programs currently validated by the Open University is being transferred.